UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Alvarado, Linda G.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of      6)Ownership          7)Nature of
                          action      action   or Disposed of (D)            Securities       Form: Direct          Indirect
                          Date        Code                                   Beneficially     (D)or                 Beneficial
                                      -------  --------------------------    Owned at End     Indirect              Ownership
                          (Month/                            A or            of Month         (I)
                          Day/Year)   Code V   Amount        D     Price
------------------------------------------------------------------------------------------------------------------------------------



                                                                       1

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative        6)Date Exercisable and
Security                       or Exercise  action         action    Securities Acquired (A)       Expiration Date
                               Price of     Date           Code      or Disposed of (D)            Month/Day/Year
                               Derivative                                                          ---------------------------------
                               Security     Month/Day/Year Code  V   A                D            Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                 $7.8750      12/15/00       A     V   15,131                        (1)               12/15/07


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-     7)Title and Amount         8)Price       9)Number of    10)Ownership        11)Nature of
Security                      action       of Underlying              of Deri-      Derivative     Form of             Indirect
                              Date         Securities                 vative        Securities     Derivative          Beneficial
                                           ------------------------   Security      Beneficially   Security: Direct    Ownership
                                                          Amount or                 Owned at End   (D) or Indirect
                              Month/Day/                  Number of                 of Month       (I)
                              Year         Title          Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                12/15/00     Common Stock   15,131                    15,131         Direct


Explanation of Responses:

(1)
Directors' Quarterly Stock Compensation

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Linda G. Alvarado
DATE 1/8/01